Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES DEFENSE SEGMENT AWARD

Eau Claire, Wisconsin (December 29, 2025) – National Presto Industries, Inc. (NYSE: NPK) announced today that on December 22, 2025, Spectra Technologies, LLC, a wholly owned subsidiary within National Defense Corporation, Presto’s Defense segment holding company, received a $92.3 million subcontract from The Boeing Company for production of the warhead for the Small Diameter Bomb program. Deliveries on this award will commence in late 2026 upon completion of current Small Diamer Bomb warhead orders Spectra has with The Boeing Company.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide alarms as well as commercial water and fluorine-free foam fire extinguishers.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.